UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2009

XENOPORT, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51329	94-3330837
(Commission File No.)	(IRS Employer Identification No.)

3410 Central Expressway

Santa Clara, California 95051

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (408) 616-7200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events.

On March 2, 2009, Astellas Pharma Inc. and XenoPort, Inc. announced preliminary top-line results from a Phase 2 clinical trial of XenoPort’s most advanced product candidate, XP13512 (known as ASP8825 in the Astellas territory), for the treatment of symptoms in moderate-to-severe primary restless legs syndrome (RLS) patients. The trial was conducted by Astellas in Japan. ASP8825/XP13512 demonstrated statistically significant improvements compared to placebo on the primary endpoint of the trial and was well tolerated.

This 12-week, double-blind, placebo-controlled Phase 2 clinical trial (Study 8825-CL-0003) enrolled 474 patients who were diagnosed with RLS. Patients were treated with 600, 900 or 1200 mg of ASP8825/XP13512 or placebo, given once per day after the evening meal. The primary endpoint for the clinical trial was the change from baseline for the International RLS (IRLS) rating scale score at end of treatment.

Treatment with 1200 mg of ASP8825/XP13512 was associated with a statistically significant improvement in the primary endpoint compared to placebo. Statistically significant improvements over placebo were also observed on some secondary endpoints, including the investigator-rated clinical global impression of improvement scale (CGI-I), which achieved statistical significance for each of the 600 mg, 900 mg and 1200 mg dosing cohorts.

The most commonly reported adverse events for ASP8825/XP13512 were somnolence and dizziness, which were generally transient and mild to moderate in severity. There were no treatment-emergent serious adverse events during the study period in ASP8825/XP13512-treated subjects.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENOPORT, INC.
(Registrant)

Dated: March 2, 2009	By:	/s/ William G. Harris
William G. Harris
Senior Vice President of Finance and Chief Financial Officer